Exhibit 99.1

En Pointe Technologies, Inc. Announces Financial Results for the Quarter and Year Ended September 30, 2007

— 2007 fiscal year earnings increase 218% to $0.22 per diluted share.
— 2007 fiscal year net sales increase 7% to $347.1 million from 2006 fiscal year.
— 2007 fiscal year gross profits increase 10% to $43.6 million from 2006 fiscal year.
— Fourth quarter net sales increase 24% to $97.0 million from prior year fourth quarter.
— Fourth quarter gross profits increase 3% to $11.7 million from prior year fourth quarter.

Los Angeles, CA – December 5, 2007 - En Pointe Technologies, Inc. (NASDAQ:ENPT):  a leading national provider of business-to-business information technology products, services and solutions, today announced consolidated results for its fourth quarter and fiscal year ended September 30, 2007.  Total net sales in the fourth quarter of fiscal 2007 increased 24% to $97.0 million when compared to the $78.4 million reported for the fourth quarter of fiscal 2006.  For the year ended September 30, 2007, total net sales increased $23.4 million, or 7%, to $347.1 million from $323.7 million reported in the prior fiscal year.  En Pointe’s gross profits increased by $0.3 million to $11.7 million in the fourth quarter of fiscal 2007 as compared to $11.4 million reported in the fourth quarter of fiscal 2006.  The $347.1 million in annual net sales and $43.6 million in annual gross profits reported for fiscal 2007 were the highest achieved by the Company during the last five fiscal years.

Operating income in the fourth quarter of fiscal 2007 decreased by $1.1 million to $0.4 million compared with $1.5 million in the fourth quarter of fiscal 2006.  The decrease was due to continued increases in selling and marketing expenses related to the Company’s investment in service infrastructure, engineering staff and customer offerings.  As a result, net income for the fourth quarter of fiscal 2007 decreased by $0.8 million to $0.7 million, or $0.10 per basic and diluted share, as compared with a net income of $1.5 million, or $0.22 per basic and $0.21 per diluted share, reported in the fourth quarter of fiscal 2006.  For the year ended September 30, 2007, En Pointe reported net income of $1.6 million, or $0.23 per basic and $0.22 per diluted share, as compared with $0.5 million, or $0.07 per basic and diluted share, reported in fiscal 2006.

Bob Din, CEO of En Pointe said, “I am very pleased with our fourth quarter and 2007 fiscal operating performance.  Every year we strive to improve on our prior year’s results and this year was no exception for us in that exercise.”  Mr. Din added, “The September 2007 quarter produced a successful win of our first large multi- year U.S. government contract.  Thanks go to our government team’s diligent efforts in landing this important contract for us for the sale of software and ancillary services.”

Mr. Din further stated, “En Pointe has begun a two year service revitalization to transform our service organization into a world-class managed service provider.  The infrastructure modernization includes Cisco Unified Communications 6.0, Clarify Call Management System Upgrade, integration of offshore desktop support and back office systems which we believe will result in greater autonomy in lines of business to enable greater agility and responsiveness to our clients’ needs.”

Operating Highlights

Gross profits for fiscal year 2007 increased $3.9 million to $43.6 million, as compared with fiscal year 2006, helped, in part, by the Company’s business process outsourcing affiliates with their broader gross margins of approximately 32% that contributed $1.3 million of the increase in gross profits.  Product gross profits increased $2.2 million to $25.2 million on increased net product sales of $22.6 million with relatively constant gross margins of 8%.  En Pointe’s  core information technology services gross profits increased $0.3 million on a 3% increase in gross margins.

Total selling, general and administrative expenses, as a percent of net sales remained constant at 12% for both fiscal years.  Fourth quarter fiscal 2007 selling, general and administrative expenses were also 12% of net sales, improving from the 13% recorded in the fourth quarter of fiscal 2006.

Asset Management

The Company’s balance sheet remained strong with $6.0 million of cash and an unused credit line of $14.7 million.  Accounts receivable increased by $15.0 million due to a large sale made towards the end of fiscal year end 2007.  Long-term debt remained low at $0.4 million while stockholders’ equity climbed to $21.3 million.

About En Pointe Technologies, Inc.

En Pointe Technologies, Inc. provides the information technology marketplace, including mid-market and enterprise accounts, government agencies, and educational institutions nationwide, with computer hardware, software, information security, and managed and professional services. En Pointe has the flexibility to customize information technology services to fulfill the unique needs of each of its customers.

En Pointe employs SAP, ClarifyTM, and AccessPointeTM (an e-procurement application), proven and dependable software applications, to support its broad customer base.  Founded in 1993 and headquartered in Los Angeles, En Pointe maintains an ISO 9001:2000 certified configuration center in San Bernardino County, California and is well represented in leading national markets throughout the United States.  En Pointe has the experience and the technology to help organizations simplify the management of their information technology infrastructure.

En Pointe’s Ovex Global division provides customers with solutions for affordable information technology services by combining low cost with high quality offshore services provided through its foreign subsidiary, Ovex Technologies (Private), Inc., with experienced onshore information technology management teams that provide the necessary supervision and guidance to smooth each customer’s outsourcing transition.

Visit www.enpointe.com to learn more.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, En Pointe Technologies, or its representatives, have made or may make forward-looking statements, orally or in writing. The words "estimate," "project," "potential," "intended," "expect," "anticipate," "believe" and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by En Pointe with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Reference is hereby made to En Pointe's Annual Report on Form 10-K for the fiscal year ended September 30, 2006 for information regarding those factors and conditions. Among the important factors that could cause actual results to differ materially from management's projections, estimates and expectations include, but are not limited to: changing economic influences in the industry; dependence on key personnel; actions of manufacturers and suppliers; and availability of adequate financing.  Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as of the date of this press release.  En Pointe undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

All trademarks and service marks are the property of their respective owners.

To contact En Pointe regarding any investor matters, please contact:

Javed Latif
Chief Financial Officer and
Sr. Vice President, Operations
En Pointe Technologies, Inc.
Phone: (310) 725-5212
Fax: (310) 725-9786
ir@enpointe.com

To contact En Pointe regarding any sales or customer matters, please e-mail us at:
sales@enpointe.com or contact us by phone at (310) 725-5200.

En Pointe Technologies, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30,
	2007	2006
ASSETS:
Current assets:
Cash	$6,000	$10,240
Restricted cash	76	74
Short term cash investment	1,000	--
Accounts receivable, net	61,391	46,417
Inventories, net	8,768	4,201
Prepaid expenses and other current assets	1,548	1,067
Total current assets	78,783	61,999

Property and equipment, net of accumulated
depreciation and amortization	5,022	2,765

Other assets	2,201	1,474
Total assets	$86,006	$66,238

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable, trade	$19,034	$19,105
Borrowings under line of credit	30,314	15,673
Accrued liabilities	6,177	5,796
Accrued taxes and other liabilities	6,814	4,928
Total current liabilities	62,339	45,502
Long term liabilities	447	238
Total liabilities	62,786	45,740

Minority interest	1,957	1,487

Total stockholders' equity	21,263	19,011
Total liabilities and stockholders' equity	$86,006	$66,238

En Pointe Technologies, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three months ended September 30,		Fiscal year ended September 30,
	2007	2006	2007	2006
Net sales:
Product	$85,285	$65,211	$299,335	$276,736
Service	11,756	13,198	47,791	46,997
Total net sales	97,041	78,409	347,126	323,733
Cost of sales:
Product	78,654	59,039	274,128	253,765
Service	6,683	7,970	29,447	30,318
Total cost of sales	85,337	67,009	303,575	284,083
Gross profit:
Product	6,631	6,172	25,207	22,971
Service	5,073	5,228	18,344	16,679
Total gross profit	11,704	11,400	43,551	39,650

Selling and marketing expenses	8,302	7,247	30,565	28,337
General and administrative expenses	2,965	2,651	11,871	11,098
Operating income	437	1,502	1,115	215

Interest income, net	76	61	297	181
Other income (expense), net	10	(24)	79	36
Income before income taxes and minority interest	523	1,539	1,491	432
Income tax (benefit) provision	(232)	16	(203)	42
Income before minority interest	755	1,523	1,694	390
Minority interest	(26)	6	(68)	121
Net income	$729	$1,529	$1,626	$511
Net income per share:
Basic	$0.10	$0.22	$0.23	$0.07
Diluted	$0.10	$0.21	$0.22	$0.07

Weighted average shares outstanding:
Basic	7,158	7,027	7,145	7,006
Diluted	7,462	7,140	7,456	7,125